EXHIBIT 10.23


AMSOUTH BANK






March 6, 2002

Mr. Davis Woodward
Vice President, Finance
Surgical Laser Technologies, Inc.
147 Keystone Dr.
Montgomeryville, PA 18936

Dear Dave:

Kindly let this letter clarify and confirm to you that the language set forth below, which amends the provisions of Section 7.02 of the Revolving Loan Agreement dated May 31, 2000 between AmSouth Bank and Surgical Laser Technologies, Inc., is language that reflects AmSouth's intent from the beginning of the Agreement.

That language reads as follows:

"The borrower shall maintain interest coverage of 2.25X as measured over the one year period beginning the first day of the Borrower's then beginning Fiscal Year and ending on the last day of the Borrower's same Fiscal Year. Interest Coverage is defined as net income plus interest expense plus depreciation expense divided by interest expense."

Under the foregoing language, you have affirmed that Surgical Laser Technologies, Inc. would have been in compliance with Section 7.02 of the Revolving Loan Agreement and you would have certified to the same. The Bank accepts that affirmation.

If you should have any questions concerning this, please do not hesitate to contact me.

Sincerely,


Rhett D. Jordan
Vice President